Exhibit 99.3

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS](1)

SUBJECT TO COMPLETION, DATED    , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated , 20 )

Shares

Full Circle Capital Corporation

Series [ ] Preferred Stock

Liquidation Preference $       Share

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to generate both current income and capital appreciation through debt and equity investments.

All of the         shares of Series [  ] preferred stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $    per share, and the share of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [       ] Preferred Stock on          [so that trading on the exchange will begin within days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on           , the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on         , an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on                        , holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol for our preferred stock will be “                    ”.]

Our common stock is traded on the NASDAQ Capital Market under the symbol “FULL.” On                 , 20 , the last reported sales price on the NASDAQ Capital Market for our common stock was $                per share. Our net asset value per share of our common stock as of was $                . As of                       ,          % of our debt portfolio at fair value, excluding United States Treasury Bills, consisted of debt securities and asset-based revolving lines of credit for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity.

An investment in our preferred stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Risk Factors” beginning on page [ ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock.

Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our preferred stock. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us by mail at 800 Westchester Ave., Suite S-620, Rye Brook, NY 10573, by telephone at (914) 220-6300 or on our website at http://www.fccapital.com. Information contained on our website is not incorporated by referenced into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional          shares of preferred stock from us at the public offering price, less the underwriting discount, within          days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $          , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $          .]

The underwriters expect to deliver the shares on or about      , 20 .

Prospectus Supplement dated       , 20 .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

2

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
Summary
Fees and Expenses
Selected Financial and Other Data
Selected Quarterly Data
Risk Factors
Forward-Looking Statements and Projections
Use of Proceeds
Price Range of Common Stock and Distributions
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Business
Portfolio Companies
Determination of Net Asset Value
Management
Portfolio Management
Investment Advisory Agreement
Administration Agreement
License Agreement
Material U.S. Federal Income Tax Considerations
Sales of Common Stock Below Net Asset Value
Regulation as a Business Development Company
Dividend Reinvestment Plan
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Description of Our Securities
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Warrants
Plan of Distribution
Legal Matters
Safekeeping, Transfer and Distribution Paying Agent and Registrar
Independent Registered Public Accounting Firm
Brokerage Allocation and Other Practices
Where You Can Find Additional Information
Index to Financial Statements

3

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find Additional Information” and “Risk Factors” included in this prospectus supplement and in the accompanying prospectus, respectively, before investing in our preferred stock.

Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

4

SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus.

Except where the context requires otherwise, the terms “Full Circle Capital,” the “Company,” or “we” refer to Full Circle Capital Corporation; “Full Circle Advisors” or our “investment adviser” refers to Full Circle Advisors, LLC; and “Full Circle Service Company” or our “administrator” refers to Full Circle Service Company, LLC. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

Overview

Full Circle Capital, a Maryland corporation formed in April 2010, is an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We are managed by Full Circle Advisors and Full Circle Service Company provides the administrative services necessary for us to operate.

We invest primarily in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. In our lending activities, we focus primarily on portfolio companies with both (i) tangible and intangible assets available as collateral and security against our loan to help mitigate our risk of loss, and (ii) cash flow to cover debt service. We believe this provides us with a more attractive risk adjusted return profile, with greater principal protection and likelihood of repayment.

Our investments generally range in size from $3 million to $10 million; however, we may make larger or smaller investments from time to time on an opportunistic basis. We focus primarily on senior secured loans and “stretch” senior secured loans, also referred to as “unitranche” loans, which combine characteristics of traditional first-lien senior secured loans and second-lien or subordinated loans. We believe that having a first lien, senior secured position provides us with greater control and security in the primary collateral of a borrower and helps mitigate risk against loss of principal should a borrower default. Our stretch senior secured loans typically possess a greater advance rate against the borrower’s assets and cash flow, and accordingly carry a higher interest rate and/or greater equity participation, than traditional senior secured loans. This stretch senior secured loan instrument can provide borrowers with a more efficient and desirable solution than a senior bank line combined with a separate second lien or mezzanine loan obtained from another source. We also may invest in mezzanine, subordinated or unsecured loans. In addition, we may acquire equity or equity related interests from a borrower along with our debt investment. We attempt to protect against risk of loss on our debt investments by securing most of our loans against a significant level of tangible or intangible assets of our borrowers, which may include accounts receivable and contracts for services, and obtaining a favorable loan-to-value ratio, and in many cases, securing other financial protections or credit enhancements, such as personal guarantees from the principals of our borrowers, make well agreements and other forms of collateral, rather than lending predominantly against anticipated cash flows of our borrowers. We believe this allows us more options and greater likelihood of repayment from refinancing, asset sales of our borrowers and/or amortization.

5

We generally seek to invest in smaller and lower middle-market companies in areas that we believe have been historically under-serviced, especially during and after the 2008/2009 credit crisis. These areas can include industries that are outside the focus of mainstream institutions or investors due to required industry-specific knowledge or are too small to attract interest from larger investment funds or other financial institutions. Because we believe there are fewer banks and specialty finance companies focused on lending to these smaller and lower middle-market companies, we believe we can negotiate more favorable terms on our debt investments in these companies than those that would be available for debt investments in comparable larger, more mainstream borrowers. Such favorable terms may include higher debt yields, lower leverage levels, more significant covenant protection and/or greater equity grants than typical of other transactions.

As a business development company, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include, among other things, securities of “eligible portfolio companies.” “Eligible portfolio companies” generally include U.S. companies that are not investment companies and that do not have securities listed on a national exchange. See “Regulation as a Business Development Company” in the accompanying prospectus. We may also borrow funds to make investments. In addition, we have elected to be treated for federal income tax purposes as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

The Investment Adviser

We are managed by Full Circle Advisors, whose investment team members have an average of approximately 20 years of experience financing and investing in smaller and lower middle-market companies. Full Circle Advisors is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Full Circle Advisors’ investment committee also presently manages Full Circle Funding, LP, a specialty lender serving smaller and lower middle -market companies. The investment committee has to date originated approximately $ million in loans and investments in distinct borrowers since inception of Full Circle Funding, LP in 2005 and through activities at Full Circle Advisors since August 2010.The existing investment funds managed by Full Circle Funding, LP, which currently consist of the Legacy Funds, have been fully committed and are no longer making investments in new opportunities. The Legacy Funds are expected to be wound down as their remaining investments mature. Full Circle Funding, LP and other affiliates of our investment adviser may manage other funds and accounts in the future.

We benefit from the proven ability of our investment adviser’s investment committee to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate terms, secure collateral against our loans and manage and monitor a diversified portfolio of those investments. Our investment adviser’s investment committee members have broad investment backgrounds, with prior experience at investment banks, commercial banks, unregistered investment funds and other financial services companies, and have collectively developed a broad network of contacts to provide us with our principal source of investment opportunities.

Our investment adviser is controlled and led by John E. Stuart, our President and Chief Executive Officer. Mr. Stuart is assisted by Stephen J. Healey, Lawrence Chua, and Crandall Deery, who each serve as a Vice President of Full Circle Advisors. We consider Messrs. Stuart, Healey, Chua, and Deery to be Full Circle Advisors’ investment committee.

Business Strategy

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We have adopted the following business strategies to achieve our investment objective:

6

•	Deliver Flexible Financing Solutions. We believe our ability to provide a broad range of flexible debt financing solutions to smaller and lower middle-market companies sets us apart from other capital providers. We offer to our portfolio companies debt financing facilities that, combined with our ability to recognize the underlying value and security of diverse types of traditional and non-traditional asset-based collateral, we believe allows us to provide flexible facilities to fit the capital requirements of each borrower. We believe that our focus on providing senior secured and stretch senior loans provides a more efficient and less complicated capital structure and source of capital for borrowers. We also believe that it maximizes our control of and exposure to asset-based collateral coverage as security for our loans, thereby greatly reducing our risk of possible losses due to deterioration in a borrower’s performance.

•	Target Smaller and Lower Middle-Market Companies. We generally provide capital to our portfolio companies for growth capital, acquisition financing and refinancing of existing debt facilities. We believe our target portfolio companies are generally involved in industries or markets that are under-followed or serviced because they are either less visible to mainstream institutions or investors, or are too small or localized for larger financial institutions or larger funds, particularly those that lack the requisite industry-specific knowledge and expertise. We believe there have historically been fewer banks and finance companies focused on lending to these types of smaller and lower middle -market companies. As a result, we believe we can negotiate terms on loans to these types of companies that generally possess better risk-adjusted return profiles than terms on loans to larger, more mainstream companies. Such favorable terms may include higher debt yields, lower leverage levels, more significant covenant protection and/or greater equity grants than typical of transactions involving larger companies. We generally seek to avoid competing directly with other capital providers with respect to specific transactions in order to avoid the less favorable terms we believe are typically associated with such competitive bidding processes.

•	Focus on Senior Secured Lending and Structuring of Investments to Minimize Risk of Loss. We seek to structure our loan investments on a favorable loan-to -value (“LTV”) exposure based on underlying collateral or enterprise value with high cash yields, cash origination fees, low leverage levels and strong investment protections. We generally seek to protect against risk of loss on our debt investments by securing most of our loans against a significant level of tangible or intangible assets of our borrowers, obtaining a favorable LTV ratio or other financial protections or credit enhancements, rather than lending predominantly against anticipated cash flows of borrowers. We believe this provides us with more options and a greater likelihood of repayment from both cash flow and/or asset sales.

•	Structure Loans with Superior Security and Asset Protection. Our loan instruments and documentation focus on favorable lender protections with security over the collateral, financial and other covenants and rigorous reporting requirements on behalf of our borrowers. We monitor covenant and other loan compliance on a monthly and quarterly basis and personnel from our investment adviser will have periodic field exams performed at the borrower level. We utilize both term debt and revolving loan structures and, accordingly, often seek to maintain control of our borrowers’ cash receipts from revenues as additional security for our positions. As of , 201 , we had, or had the ability to institute, lockbox or dominion of cash, or account control agreements, on all of the borrowers in our portfolio. Such amounts are not inclusive of our holdings of United States Treasury Bills. In addition, we may seek credit enhancements, such as personal guarantees from a borrower’s principal owners or “make well” features to provide us with additional equity in the event of underperformance. We may also seek a pledge of stock or other assets from a borrower or its operating subsidiaries.

7

•	Pursue Attractive Risk Adjusted Returns. As of , 201 , the weighted average annualized yield of the debt investments comprising our portfolio was approximately %. In the future, a component of our interest may be in the form of payment-in -kind, or “PIK,” interest. PIK interest represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term and recorded as interest income on an accrual basis to the extent such amounts are expected to be collected. For additional information regarding PIK interest and related risks, see “Risk Factors — Risks Relating to Our Business and Structure — We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.” As of , 201 , % of our debt portfolio at fair value, excluding United States Treasury Bills, consisted of debt securities and asset-based revolving lines of credit for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. The individual debt investments from distinct borrowers, included in our portfolio, averaged a LTV ratio of approximately % as of , 201 (i.e., each $ of loan value outstanding is secured by $100 of collateral value). Although it is subject to fluctuation, we believe this LTV ratio, which measures the aggregate amount of our loan positions against the aggregate amount of primary collateral value pledged by our borrowers as security against our loans, reflects the relative strength of the debt investments comprising our portfolio. Finally, our debt investments are designed to have strong protections beyond repayment from cash flow and asset liquidation coverage, including default penalties, information rights, and affirmative, negative and financial covenants, such as lien protection and prohibitions against change of control. We believe this level of collateral protection helps minimize against the risk of loss, even if a loan goes into default.

•	Leveraging the Skill, Experience and Resources of Full Circle Advisors’ Investment Committee. Full Circle Advisors’ investment committee members have an average of approximately 20 years of experience financing and investing in smaller and lower middle -market companies. The investment committee members have broad investment and operational backgrounds, with prior experience at specialty finance companies, investment management firms, private equity investment funds, investment banks and other financial services companies. We believe their expertise in analyzing, valuing, structuring, negotiating, closing, monitoring and restructuring transactions should provide us with a competitive advantage by allowing us to consider customized financing solutions and non-traditional and complex structures. We believe this experience should also be valuable when we have to work with stressed and distressed credits.

•	Balanced Investing Across Industries with Expertise. While we seek to maintain a portfolio of investments that is appropriately balanced among various companies, industries, geographic regions and end markets, we focus our investing activities on certain areas that we believe maintain favorable asset coverage positions, including the media, communications and business services industries. We believe that the stable, long term asset values that may be found in many of the industries in which we invest can provide us with significant collateral protection on our loans, in contrast to taking some of the risks of repayment attendant to relying exclusively on a borrower’s current cash flows. Going forward, we intend to seek to maintain a balanced portfolio to mitigate the potential effects of negative economic events for particular companies, regions and industries.

•	Capitalize on Strong Transaction Sourcing Network. Our investment adviser’s investment committee seeks to leverage their extensive network of referral sources for investments in smaller and lower middle -market companies. We believe through their prior investment experience, the investment committee members have collectively developed a reputation in our target market and in the industries in which we invest as a responsive, efficient and reliable source of flexible financing.

•	Employ Disciplined Underwriting Policies and Rigorous Portfolio Management. We directly originate most of our investments, which, in our experience, generally allows us to pursue a more rigorous due diligence examination of the investments than if we invest as part of a lending syndicate led by others. Our investment adviser’s investment committee has developed an extensive underwriting due diligence process which includes a review of the prospects, competitive position, financial performance and industry dynamics of each potential portfolio company. In underwriting a potential borrower, they engage in a variety of quantitative and qualitative stress tests, and analyze our ability to successfully liquidate a favorable collateral package underlying a loan in the event of default. These processes continue during the portfolio monitoring process, when our investment adviser will, depending on the borrower, analyze monthly and/or quarterly financial statements versus the previous periods and year, review financial projections, conduct field examinations, meet with management, attend board meetings, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of borrowers.

Market Opportunity

We believe that the current credit environment provides favorable opportunities to achieve attractive risk-adjusted returns on the types of asset-based senior secured loans we target. In particular, we believe that demand for financing from smaller to lower middle-market companies is largely outpacing the availability of lenders that have traditionally served this market. While this has traditionally been an underserved market, we believe the supply-demand imbalance of loans to smaller borrowers was exacerbated by the credit crisis in 2008/2009, and has not fully recovered. We believe that bank consolidations, the failure of a number of alternative lending vehicles due to poor underwriting practices and an overall tightening of underwriting standards has significantly reduced the number and activity level of potential lenders.

8

Thus we believe that the current credit markets combined with certain long term trends associated with lending to smaller and lower middle -market companies provide the ideal market environment.

•	Competitive Edge and Skill Set. Our core strength of providing efficient and flexible lending solutions to smaller and lower middle-market companies requires a market approach and skill set that we believe is generally not found in larger or more localized regional lenders. We believe that many of the companies we target operate in industries that are less visible or too specialized for larger mainstream institutions or investors, or alternatively, require too little funding or are too localized for larger financial institutions to consider, particularly in cases where those institutions lack the requisite industry-specific knowledge and expertise. From 1992 through 2011, loan composition for banks sized greater than $1 billion in assets showed a decline of commercial and industrial loans from 30% of net loans to 20% of net loans while real estate lending grew from 39% of net loans to 52% of net loans. Accordingly, we believe that many potential competitive bank lenders lack the personnel or lending experience required to address the strong market demand for commercial and industrial lending.

The January 2013 Senior Loan Officer Opinion Survey on Bank Lending Practices reported that larger domestic banks noted stronger demand for loans during the fourth quarter of 2012. In the January survey, it was reported that modest fractions of domestic banks reported having eased their standards across major loan categories during the fourth quarter. However, bankers’ easing of standards is more popular among their larger clients than it is with smaller ones. While 19% of respondents said they were easing terms on the maximum size of credit lines to large and middle-market firms (annual sales of $50 million or more), only 9% of respondents said they were doing the same for small firms (defined as those with annual sales of less than $50 million) and the remaining respondents reported no change. Regarding the costs of credit lines, more than one-third of respondents reported easing terms to borrowers, while less than a quarter of respondents reported doing the same for small firms and the remaining respondents reported no change. Banks’ general reticence to loosen terms to smaller firms remains despite the fact that respondents’ answers for the outlook for asset quality revealed that moderate to large fractions of banks expect improvements in credit quality in most major loan categories.

The report also stated that domestic banks indicated that demand for business loans had strengthened, and they continued to report a rise in the number of inquiries from potential business borrowers, of all sizes, regarding new or increased credit lines. At the same time, U.S. branches and agencies of foreign banks, which mainly lend to businesses, reported little change in their lending standards, while demand for their loans was reportedly stronger on net. Additionally, the report stated that a majority of domestic banks have recently reported strong demand for commercial and industrial loans due to increases in customers’ funding needs related to inventories, accounts receivable, investment in plans or equipment and mergers and acquisitions. We believe these bank lending market conditions will continue to exacerbate existing funding gaps for firms comprising our target market. Additionally, we believe our strengths include the ability to originate, underwrite and manage a more labor intensive portfolio consisting of debt investments in smaller companies, and to perform due diligence and manage portfolio activities on an ongoing basis.

•	Strong Demand For Capital Coupled with Fewer Providers. We believe there has long been a combination of demand for capital and an underserved market for capital addressing smaller and lower middle -market borrowers. Further, we believe the supply-demand imbalance of smaller borrowers to lenders serving that market was exacerbated by the credit crisis in 2008/2009, and has not fully recovered. We believe there is robust demand for continued growth capital as well as demand from very significant refinancing requirements of many borrowers as debt facilities come due, given the lack of willing and qualified capital providers. We believe these market conditions have been further exacerbated in the current environment due to:

9

o	larger lenders exiting this market to focus on larger investment opportunities which are more appropriate for their operating cost structures;

o	the elimination of many specialized lenders from the market due to lack of capital as a result of, for instance, the closing off of the securitization market or their own poor performance; and

o	the need for certain capital providers to reduce lending activities due to their reduced access to capital and the overall deleveraging of the financial market.

•	With the decreased availability of debt capital for smaller to lower middle-market borrowers, combined with the significant demand for refinancing, we believe there are increased lending opportunities for us.

•	More Conservative Deal Structures. As a result of, and in the aftermath of, the recent credit crisis, we believe lenders are mandating less leverage, more equity and tighter loan covenants than what had previously been customary. We believe that lower purchase prices for assets and lower debt multiples, combined with greater equity cushions beneath loans, allows for greater cash flow for debt service, creating faster loan repayments despite overall higher debt costs to borrowers. We believe this aspect provides considerable cushion against underperformance and default of borrowers as well as faster de-risking of loan positions as credit statistics improve over the term of the loan facilities.

•	Attractive Return Profile. We believe the reduced access to, and reduced availability of, debt capital has decreased competition in smaller to lower middle-market lending which had already become less competitive and more fragmented prior to the credit crisis, resulting in a better market for loan pricing. We believe that the withdrawal of many traditional senior lenders from the market, combined with reduced advance rates and leverage levels, allows for stretch senior lenders to charge rates that typically reflect mezzanine or subordinated structures for entire facilities, while maintaining first lien senior secured positions over the loan collateral provided by the borrowers. Our investment adviser’s investment committee has experienced this attractive return environment since the onset of the credit crisis in 2009, when transactions originated by them saw increased returns from interest and fees charged, as well as more meaningful warrant participations.

Recent Developments

[ ]

Our Corporate Information

Our headquarters are located at 800 Westchester Ave., Suite S-620, Rye Brook, New York 10573 and our telephone number is (914) 220-6300.

Summary Risk Factors

The value of our assets, as well as the market price of our stock, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in our stock involves other risks, including those discussed under the caption “Risk Factors” beginning on page [ ] of the accompanying prospectus. In addition, the other information included in this prospectus supplement and the accompanying prospectus contains a discussion of factors you should carefully consider before deciding to invest in shares of our stock. Some of these risks include:

•	We have a limited operating history as a business development company;

•	We are dependent upon Full Circle Advisors’ investment team for our future success;

•	We operate in a highly competitive market for investment opportunities;

•	Our incentive fee structure and the formula for calculating the management fee may incentivize Full Circle Advisors to pursue speculative investments, use leverage when it may be unwise to do so, or refrain from delevering when it would otherwise be appropriate to do so;

10

•	A general increase in interest rates will likely have the effect of making it easier for our investment adviser to receive incentive fees, without necessarily resulting in an increase in our net earnings;

•	Our portfolio may lack diversification among portfolio companies which may subject us to a risk of significant loss if one or more of these companies defaults on its obligations under any of its debt instruments;

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated;

•	Investing in smaller and lower middle-market companies involves a high degree of risk and our financial results may be affected adversely if one or more of our significant portfolio investments defaults on its loans or fails to perform as we expect;

•	The lack of liquidity in our investments may adversely affect our business;

•	An extended continuation of the disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business;

•	Regulations governing our operation as a business development company affect our ability to raise additional capital and the way in which we do so. As a business development company, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage;

•	We borrow money, which magnifies the potential for gain or loss on amounts invested and increases the risk of investing in us;

•	An inability to raise capital or access debt financing could negatively affect our business;

•	To the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income;

•	There will be uncertainty as to the value of our portfolio investments;

•	We may experience fluctuations in our quarterly results;

•	We will become subject to corporate-level income tax on all of our income if we are unable to qualify as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance;

•	Shares of closed-end investment companies, including business development companies, may trade at a discount to their net asset value;

•	There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time;

•	Market yields may increase, which would result in a decline in the price of our preferred stock;
•	Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering;

•	The preferred stock are unrated securities;

•	The preferred stock will be subordinate to the rights of holders of senior indebtedness;

11

•	An investment in term preferred stock with a fixed interest rate bears interest rate risk;

•	There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop;

•	The Series [ ] Term Preferred Shares will not be rated;
•
The Series [ ] Term Preferred Shares will bear a risk of early redemption by us;

•	Claims of holders of the Series [ ] Term Preferred Shares will be subject to a risk of subordination relative to holders of our debt instruments;

•	We are subject to risks related to the general credit crisis and related liquidity risks;

•	Holders of the Series [ ] Term Preferred Shares will bear reinvestment risk;

•	Holders of Series [ ] Term Preferred Shares will bear dividend risk; and

•	There is a risk of delay in our redemption of the Series [ ] Term Preferred Shares, and we may fail to redeem such securities as required by their terms.

[Insert other risk factors applicable to the preferred stock.]

12

The Offering

Shares of Series [ ] Preferred Stock offered by us	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.
Shares of Series [ ] Preferred Stock Outstanding after this Offering	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Use of proceeds	We intend to use the net proceeds from selling our securities for general corporate purposes, which includes investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.

Dividend Rate	% per annum

Dividend Payment Dates	, , and or each year, commencing on ,

Record Dates	, , and

[ ] symbol	“ ”

Liquidation Preference	The liquidation preference of our preferred stock is $ per share.

Restrictions on Dividend, Redemption and Other Payments	No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Optional Redemption	The preferred stock may be redeemed, in whole or in part, at any time after , at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Year Applicable Percentage %

13

Redemption at the Option of the Holder

On and after , , each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material U.S. Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

14

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[Market yields may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock—Dividends and Dividend Periods”.]

[Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.

We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to         days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on                      [so that trading on the exchange will begin within       days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed on as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]

[The preferred stock are unrated securities.

We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

15

[The preferred stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.]

An investment in term preferred stock with a fixed interest rate bears interest rate risk.

Term preferred stock pays dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to the Series [ ] Term Preferred Shares may increase, which would likely result in a decline in the secondary market price of the Series [ ] Term Preferred Shares prior to the term redemption date. For additional information concerning dividends on the Series [ ] Term Preferred Shares, see “Description of the Series [ ] Term Preferred Stock — Dividends and Dividend Periods.”

There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop.

Because we have no prior trading history for exchange-listed Preferred Stock, we cannot predict the trading patterns of the Series [ ] Term Preferred Shares, including the effective costs of trading the stock. During a period of up to days from the date of this prospectus supplement, the Series [ ]Term Preferred Shares will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in the Series [ ] Term Preferred Shares. Consequently, an investment in the Series [ ] Term Preferred Shares during this period will be illiquid, and holders of such shares may not be able to sell them during that period as it is unlikely that a secondary market for the Series [ ] Term Preferred Shares will develop. If a secondary market does develop during this period, holders of the Series [ ] Term Preferred Shares may be able to sell such shares only at substantial discounts from the Liquidation Preference. We have applied to list the Series [ ] Term Preferred Shares on the [ ]. If we are unable to list the Series [ ] Term Preferred Shares on the [ ] or another national securities exchange, holders of such shares may be unable to sell them at all or, if they are able to, only at substantial discounts from the Liquidation Preference. Even if the Series [ ] Term Preferred Shares are listed on the [ ] as anticipated, there is a risk that such shares may be thinly traded, and the market for such shares may be relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.

The Series [ ] Term Preferred Shares will not be rated.

We do not intend to have the Series [ ] Term Preferred Shares rated by any rating agency. Unrated securities usually trade at a discount to similar, rated securities. As a result, there is a risk that the Series [ ] Term Preferred Shares may trade at a price that is lower than they might otherwise trade if rated by a rating agency.

The Series [ ] Term Preferred Shares will bear a risk of early redemption by us.

We may voluntarily redeem some or all of the Series [ ] Term Preferred Shares on or after [ ] and we may be forced to redeem some or all of the Series [ ] Term Preferred Shares to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemptions may occur at a time that is unfavorable to holders of the Series [ ] Term Preferred Shares. We may have an incentive to redeem the Series[ ] Term Preferred Shares voluntarily before the Term Redemption Date if market conditions allow us to issue other Preferred Stock or debt securities at a rate that is lower than the Fixed Dividend Rate on the Series [ ] Term Preferred Shares. For further information regarding our ability to redeem the Term Preferred Stock, see “Description of the Series [ ] Term Preferred Stock — Redemption” and “— Asset Coverage.”

Claims of holders of the Series [ ] Term Preferred Shares will be subject to a risk of subordination relative to holders of our debt instruments.

Rights of holders of the Series [ ] Term Preferred Shares will be subordinated to the rights of holders of our indebtedness. Therefore, dividends, distributions and other payments to holders of Term Preferred Shares in liquidation or otherwise may be subject to prior payments due to the holders of our indebtedness. In addition, under some circumstances the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of holders of the Series [ ] Term Preferred Shares.

16

We are subject to risks related to the general credit crisis and related liquidity risks.

General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of our investment portfolio. In turn, during extraordinary circumstances, this uncertainty could impact our distributions and/or ability to redeem the Series [ ] Term Preferred Shares in accordance with their terms. Further, there may be market imbalances of sellers and buyers of Series [ ] Term Preferred Shares during periods of extreme illiquidity and volatility in the credit markets. Such market conditions may lead to periods of thin trading in any secondary market for the Series [ ] Term Preferred Shares and may make valuation of the Series [ ] Term Preferred Shares uncertain. As a result, the spread between bid and ask prices is likely to increase significantly such that an investor in the Series [ ] Term Preferred Shares may have difficulty selling his or her shares. Less liquid and more volatile trading environments could also result in sudden and significant valuation declines in the Series [ ] Term Preferred Shares.

Holders of the Series [ ] Term Preferred Shares will bear reinvestment risk.

Given the [ ]-year term and potential for early redemption of the Series [ ] Term Preferred Shares, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the Series [ ] Term Preferred Shares may be lower than the return previously obtained from the investment in such shares.

Holders of Series [ ] Term Preferred Shares will bear dividend risk.

We may be unable to pay dividends on the Series [ ] Term Preferred Shares under some circumstances. The terms of any future indebtedness we may incur could preclude the payment of dividends in respect of equity securities, including the Series [ ] Term Preferred Shares, under certain conditions.

There is a risk of delay in our redemption of the Series [ ] Term Preferred Shares, and we may fail to redeem such securities as required by their terms.

Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments quickly if a need arises. If we are unable to obtain sufficient liquidity prior to the Term Redemption Date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of the Series [ ] Term Preferred Shares might be adversely affected.

[Insert any additional relevant risk factors not included in the base prospectus.]

17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the impact of investments that we expect to make;
•	our contractual arrangements and relationships with third parties;
•	the dependence of our future success on the general economy and its impact on the industries in which we invest;
•	the ability of our portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our cash resources and working capital; and
•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;
•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;
•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;
•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and
•

the risks, uncertainties and other factors we identify in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act.”

18

CAPITALIZATION

The following table sets forth:

•	the actual capitalization of Full Circle Capital at , 20 ; and

•	the pro forma capitalization of Full Circle Capital to reflect the sale of shares of our preferred stock in this offering at an assumed public offering price of $ per share after deducting the underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	Pro Forma
	(in thousands)	(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Notes payable	$	$
Line of Credit	$	$
Due to Broker	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, shares issued and outstanding, as adjusted, respectively		$
Preferred stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual, shares issued and outstanding, as adjusted
Capital in excess of par value		$
Total stockholders’ equity		$

19

USE OF PROCEEDS

If we sell           shares of our preferred stock with an aggregate offering price of $                 million, we anticipate that our net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $                  million. We intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which may include investing in new portfolio companies in accordance with our investment objective and strategies described in this prospectus, the repayment of outstanding indebtedness, acquisitions and for other general working capital purposes.

We estimate that it will take            to             months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest such net proceeds primarily in cash, cash equivalents, and U.S. government securities or other high-quality debt investments that mature in one year or less consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on our other portfolio investments. The management fee payable by us to our investment adviser may not be reduced while our assets are invested in these temporary investments.

20

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

21

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our articles of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

General

At the time of issuance the Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The Preferred Stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.

Dividends

Holders of our Preferred Stock are entitled to receive dividends per shares in an amount equal to      % per annum, or the dividend rate. Dividends will be payable quarterly in arrears      on            ,                         ,          ,            ,          , and             ,           (each, a “Dividend Payment Date”), commencing on    ,             to holders of record as of the immediately preceding                 ,          ,                     and            . [In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our Preferred Stock will be entitled to receive an additional amount equal to the liquidation preference divided by                         , as may be adjusted from time to time, times the cash amount per share distributed or to be distributed in respect of our common stock.]

Dividends payable at the dividend rate will begin to accrue and be cumulative from             ,             , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Preferred Stock as they appear on the stock register of the Company on the record date for such dividend.

Dividends on our Preferred Stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].

Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by our Board of Directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.

We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.

22

Voting Rights

Except for matters that do not require the vote of holders of the Preferred Stock under the 1940 Act and except as otherwise provided in the certificate of incorporation or bylaws, in the Certificate of Designation or as otherwise required by applicable law, (1) each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding Preferred Stock and shares of common stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the Preferred Stock, voting as a separate class, will have the right to elect [two] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of Preferred Stock, voting together as a single class, will elect the remaining members of the Board of Directors.

In addition, in the event that dividends on the Preferred Stock are unpaid in an amount equal to two full years’ dividends on the Preferred Stock, we will increase the size of our Board of Directors such that the holders of the Preferred Stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

•	amend, alter or repeal any of the preferences, rights or powers of the Preferred Stock so as to affect materially and adversely such preferences, rights or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series [ ] Preferred Stock; (ii) creates, alters or abolishes any right in respect of redemption of the Series [ ] Preferred Stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series [ ] Preferred Stock)]; or

•	create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the Preferred Stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of Series [ ] Preferred Stock may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of preferred stock ranking on a parity with the Series [ ] Preferred Stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series [ ] Preferred Stock, including shares previously purchased or redeemed by the Company); provided that any such class of Capital Stock shall be created, authorized or issued only to the extent permitted by the 1940 Act).

The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of Preferred Stock, voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.

23

Redemption

Optional Redemption. The Preferred Stock may be redeemed, in whole or in part, at any time after ,              , at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of Preferred Stock redeemed during the         -month period commencing on   of the years set forth below:

Year	Applicable Percentage

Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the Preferred Stock will have the right to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price per share equal to       % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

On and after      ,      , each holder of the Preferred Stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price equal to      % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the Certificate of Designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least          days and not more than        days before the date fixed for redemption.

Liquidation

Upon any liquidation, dissolution or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our Preferred Stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders on a pro rata basis.

24

If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].

Modification

Without the consent of any holders of the Preferred Stock, we, when authorized by resolution of the Board of Directors may amend or modify these terms of the Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the Certificate of Designation, make any other provisions with respect to matters or questions arising under these terms of the Preferred Stock that are not inconsistent with the provisions in the Certificate of Designation.

25

UNDERWRITING

is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $        per share. The underwriting discount of $           per share is equal to           % of the initial offering price. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional            shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, along with each of our directors and officers, have agreed that we will not, without the prior written consent of                       , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge shares or securities convertible into or exchangeable for shares for a period of                          days from the date of this prospectus supplement (the “Lock-up Period”).                 in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The Lock-up Period in the preceding paragraph will be extended if (i) during the last 17 days of the Lock-up Period we issue an earnings release or material news or a material event relating to Full Circle Capital occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

[The shares of preferred stock will be listed on the                           under the symbol “               .”]

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the underwriting discount, will not exceed 10% of the total public offering price of the shares sold in this offering.

26

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Full Circle Capital and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the shares as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,                                 , on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when                                                 repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [                ], or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $                       ..

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

27

Certain underwriters may perform investment banking and advisory services for us, our investment adviser and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation

[to be provided as applicable]]

The principal business address of                       is                                 ..

28

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by            ..

EXPERTS

The financial statements as of         and         and for each of the two years in the period ended                 included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of Rothstein Kass, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You can inspect any materials we file with the SEC, without charge, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The information we file with the SEC is available free of charge by contacting us at Full Circle Capital Corporation, 800 Westchester Ave., Suite S-620, Rye Brook, New York 10573, by telephone at (914) 220-6300, or on our website at http://www.fccapital.com. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

29

$[   ]

Full Circle Capital Corporation

Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20

30